Issuer Free Writing Prospectus dated March 1, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated January 24, 2024
Registration Statement No. 333-270499

LOBOEV

LOBO EV TECHNOLOGIES LTD.


| GOOD | SMART | AFFORDABLE |

Free Writing Prospectus Statement

- This free writing prospectus relates to the proposed initial public offering of ordinary shares of LOBO EV Technologies Ltd. (the "Company""we""us"and "our"), which are being registered on a registration statement on Form F-1 (File No.333-270499) the"Registration Statement "and should be read together with the preliminary prospectus included in the Registration Statement initially filed with the the Securities and Exchange Commission (the "SEC") on March 13, 2023, as amended, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1932072/000149315224002727/formf-1a.htm.
- The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
- Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from Kingswood, a division of Kingswood Capital Partners, LLC, 7280 W. Palmetto Park Rd., Suite 301, Boca Raton, FL 33433, telephone: 561-620-0306; ext 128.
- This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

This presentation contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic and political conditions; our ability to attract customers and dealers and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; the impacts brought by epidemic; trends and competition in the electric vehicle industry; and other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors." We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities law, we do not have any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.

Offering Summary

LOBOEV

Issuer	LOBO EV TECHNOLOGIES LTD.
Exchange : Symbol	Nasdaq Capital Market / LOBO
Offering Type	Initial Public Offering
Securities Offered	1,380,000 ordinary shares, or 1,587,000 ordinary shares if the over-allotment option is fully exercised by the Underwriter
Over-Allotment Option	15%
Ordinary Shares outstanding immediately after this offering	7,780,000 ordinary shares assuming no exercise of the underwriters' over-allotment option
Offering Price	USD $4.00 per share
Use of Proceeds	● approximately 40% for upgrade and expansion of manufacturing facilities; ● approximately 10% for research and development; and ● approximately 50% for working capital.
Lock-up	12 months for Directors and Officers and 6 months for other shareholders
Sole Book Running Manager	Kingswood, a division of Kingswood Capital Partners, LLC. KINGSWOOD

Company Overview

LOBOEV

We are an innovative electric vehicles manufacturer and seller.

- Mission: To provide a better, smarter, and more affordable transportation solutions.
- Vision: To become an industry leader in the field of intelligent urban electric vehicles.
- Strategy: Deliver recognizable branding and cost-effective manufacturing

We are a holding company with 6 operating subsidiaries in China.

- Headquartered in Wuxi, Jiangsu. Three factories with four assembly lines in total located in Tianjin and Wuxi.
- We design, develop, manufacture and sell various types of electric vehicles and accessories.
- We also provide automobile information and entertainment software development and design services to tier-one automobile suppliers.



Our factories and manufacturing facilities：









Beijing LOBO Factory





Tianjin LOBO Factory



Wuxi
Jin Bang
Factory



Guangzhou
LOBO Office



Our products:





We design, develop, manufacture, and sell:

- Two-wheeled electric vehicles, such as e-bicycles and e-mopeds
- Three-wheeled electric vehicles and mobility scooters
- Electric off-highway four-wheeled vehicles, such as golf carts, ATV, and UTV vehicles
- Automobile multimedia-interactive systems, multifunctional rear-view mirrors, and dash-cams through collaborations with tier-one automobile suppliers

Advantages:

- Rich product portfolio serving diverse customer needs
- Vertically integrated supply chain management and focus on customer satisfaction
- Strength in R&D and flexible manufacturing capacity
- Well established domestic and global distribution network
- 9 registered patents, 16 software copyrights, 29 trademarks, and 17 3Cs qualifications and certificates

LOBOEV

Our products:






Supreme











Forecast of E-Bike Market Size in China from 2023 to 2028

The market size of China's two-wheeled electric vehicle industry was $23.6 billion in 2023 and expected to grow to $37.28 billion in 2028, representing a CAGR of approximately 9.06%.


$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
18.00%
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
$23.6B
$25.8B
$28.5B
$30.6B
$33.8B
$37.28B
16.26%
9.32%
10.47%
7.37%
10.46%
10.30%
2023
2024
2025
2026
2027
2028
Forecast of E-Bike Market Size in China (in Billions $USD)
Year over Year Growth Rate

Source: *China Electric Vehicle Association*

Forecast of E-Tricycle Market Size in China from 2023-2028

According to the Chinese Electric Vehicle Association, China's three-wheeled electric vehicle industry was valued at $6.3 billion in 2023 and is expected to grow to $9.12 billion in 2028, representing a 6.36% CAGR.


Market Value Forecast
(in Billions of $USD)
$6.3B
$6.78B
$7.3B
$7.9B
$8.5B
$9.12B
2023
2024
2025
2026
2027
2028


Unit Growth Forecast
(in Millions of Units)
13.69
14.42
15.53
16.8
17.7
19.4
2023
2024
2025
2026
2027
2028

Financial Highlights

LOBOEV

	Six months ended Jun 30,			For year ended Dec 31,		
	2023	2022	Growth %	2022	2021	Growth %
Revenue	$8,137,820	$5,489,402	**48.25%**	$18,298,565	$14,128,459	**29.52%**
Cost of revenues	$6,954,364	$4,719,210		$15,273,181	$11,197,314	
Gross Profit	**$1,183,456**	**$770,192**	**53.66%**	**$3,025,384**	**$2,931,145**	**3.22%**
Total operating expenses	$742,108	$527,929		$1,504,090	$694,298	
Operating income	**$441,348**	**$242,263**	**82.18%**	**$1,521,294**	**$2,236,847**	**-31.99%**
Total other (income) expenses, net	($479,889)	($12,011)		($11,234)	$6,961	
Income tax expense	$249,200	$117,877		$417,268	$568,005	
Net Income	**$672,037**	**$136,397**	**392.17%**	**$1,115,260**	**$1,661,881**	**-32.89%**

Investment Highlights

1. Investment returns

- Large domestic and global addressable market
- Existing global distribution network
- Vibrant corporate culture and employee morale

2. Strong financial position

- Healthy cash flow
- Low financial leverage

3. A simple and clear business model

- Rich product portfolio for customers' one-stop procurement
- Established and reliable supply chain
- Strong R&D to develop and launch new products
- Flexible manufacturing capacity allows for multiple product types

4. Excellent management team

- Experienced strategic planners
- Innovative and ambitious entrepreneurial spirit
- Global perspectives

Dealers and Distribution

- As of August 31, 2023, we had approximately 152 domestic dealers in China and approximately 48 foreign dealers around the world.
- The revenues of our top ten dealers accounted for 59.05% of our total revenues for fiscal year 2022, with one dealer accounting for 10% or more of the company's revenue.
- Our top ten suppliers accounted for 52.24% of the value of our total purchases in 2022. There is no supplier that accounted for 10% or more of total purchase during the year ended December 31, 2022.
- Our supply chain includes bicycle frames, lamps, tires, hydraulic forks, power motors, controllers, batteries, cushions, instrument panels, plastic covers, and other accessories.
- Our automobile information and entertainment software developments solutions service the needs of several tier- one automobile suppliers


ATV
ATV
ATV



Our team members

LOBOEV

CEO — *Mr. Huajian Xu*

- Mr. Xu has over 20 years' experience in the marketing and management in the telecommunications industry and e-bicycle industry.
- Served as senior manger and VP for four public companies (including Hong Kong, Mainland China, and Nasdaq listed companies).
- Co-authored two industry standards in China.

COO — *Mr. Jiancong Cai*

- Mr. Cai has over 12 year's experiences in R&D, marketing and management in public and private companies.
- Served as the general manager of Guangzhou Flyaudio Car Audio Co., Ltd.
- Served as general manager of TCL (Vietnam) Co., Ltd., a subsidiary of TCL Science and Technology Group Co., Ltd, a listed company (000100.SZ) in China, and marketing director of TCL Electronics Holdings Ltd., a company listed in Hong Kong (01070.HK).

CFO — *Ms. Tong Zhu*

- Ms. Zhu is an Australian citizen with more than 25 years' experience in accounting and finance.
- Served several positions at Caterpillar Inc. (NYSE: CAT).
- Worked as an accountant with Fleishman Hillard (NYSE: OMC) in Australia from Aug. 2004 to Oct. 2005.
- Ms. Zhu is a Certified Public Accountant of Australia and a Certified Internal Auditor.

Contact

ISSUER:

LOBOEV

LOBO EV TECHNOLOGIES LTD.

Gemini Mansion B 901,
i Park, No. 18-17 Zhenze Rd
Xinwu District, Wuxi, Jiangsu,214111
P.R.China
xuhuajian@loboai.com

UNDERWRITER:

KINGSWOOD

KINGSWOOD

a division of Kingswood Capital Partners, LLC

7280 W Palmetto Park Rd. Suite 301
Boca Raton, FL 33433
lciervo@kingswoodus.com